Exhibit 99.2

SANDISK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 3, 2016	January 3, 2016*
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,271,927	$1,478,948
Short-term marketable securities	1,249,367	2,527,245
Accounts receivable, net	497,183	618,191
Inventory	881,056	809,395
Other current assets	253,847	226,007
Total current assets	6,153,380	5,659,786
Long-term marketable securities	112,195	117,142
Property and equipment, net	790,402	817,130
Notes receivable and investments in Flash Ventures	899,419	1,009,989
Deferred taxes	310,724	325,033
Goodwill	831,328	831,328
Intangible assets, net	266,644	296,726
Other non-current assets	147,764	173,627
Total assets	$9,511,856	$9,230,761

LIABILITIES, CONVERTIBLE SHORT-TERM DEBT CONVERSION OBLIGATION AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$292,797	$323,280
Accounts payable to related parties	194,580	177,510
Convertible short-term debt	2,175,578	913,178
Terminated warrant liability	417,934	—
Other current accrued liabilities	405,922	353,940
Deferred income on shipments to distributors and retailers and deferred revenue	205,798	235,572
Total current liabilities	3,692,609	2,003,480
Convertible long-term debt	—	1,237,776
Non-current liabilities	179,419	170,093
Total liabilities	3,872,028	3,411,349
Commitments and contingencies (see Note 13)
Convertible short-term debt conversion obligation	309,753	80,488
Stockholders' equity:
Common stock	203	201
Capital in excess of par value	4,611,980	5,203,725
Retained earnings	812,225	733,937
Accumulated other comprehensive loss	(94,333)	(198,939)
Total stockholders' equity	5,330,075	5,738,924
Total liabilities, convertible short-term debt conversion obligation and stockholders’ equity	$9,511,856	$9,230,761

_______________
* Derived from audited financial statements.

The accompanying notes are an integral part of these condensed consolidated financial statements.

SANDISK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands, except per share amounts)
Revenue	$1,365,736	$1,332,241
Cost of revenue	794,135	762,483
Amortization of acquisition-related intangible assets	28,276	24,756
Total cost of revenue	822,411	787,239
Gross profit	543,325	545,002
Operating expenses:
Research and development	244,187	222,726
Sales and marketing	96,030	101,820
General and administrative	40,590	48,047
Amortization of acquisition-related intangible assets	6,397	13,681
Impairment of acquisition-related intangible assets	—	61,000
Restructuring and other	47	40,541
Western Digital acquisition-related expenses	18,963	—
Total operating expenses	406,214	487,815
Operating income	137,111	57,187
Interest income	8,847	11,025
Interest (expense) and other income (expense), net	(24,197)	(34,595)
Total other income (expense), net	(15,350)	(23,570)
Income before income taxes	121,761	33,617
Provision for (benefit from) income taxes	43,408	(5,408)
Net income	$78,353	$39,025
Net income per share:
Basic	$0.39	$0.18
Diluted	$0.37	$0.17
Shares used in computing net income per share:
Basic	201,928	211,428
Diluted	209,923	224,049
Cash dividends declared per share	$—	$0.30

The accompanying notes are an integral part of these condensed consolidated financial statements.

SANDISK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Net income	$78,353	$39,025
Other comprehensive income, before tax:
Unrealized holding gain (loss) on marketable securities	(871)	5,198
Reclassification adjustment for realized gain on marketable securities included in net income	(38)	(1,997)
Reclassification adjustment for other-than-temporary losses on available-for-sale securities included in net income	524	—
Net unrealized holding gain (loss) on marketable securities	(385)	3,201
Foreign currency translation adjustments	77,182	12,254
Unrealized holding gain on derivatives qualifying as cash flow hedges	28,388	849
Reclassification adjustment for realized loss on derivatives qualifying as cash flow hedges included in net income	1,448	11,605
Net unrealized holding gain on derivatives qualifying as cash flow hedges	29,836	12,454
Total other comprehensive income, before tax	106,633	27,909
Income tax expense related to items of other comprehensive income	2,027	2,878
Total other comprehensive income, net of tax	104,606	25,031
Comprehensive income	$182,959	$64,056

The accompanying notes are an integral part of these condensed consolidated financial statements.

SANDISK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Cash flows from operating activities:
Net income	$78,353	$39,025
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	14,553	(965)
Depreciation	68,356	69,081
Amortization	70,991	83,374
Provision for doubtful accounts	(443)	330
Share-based compensation expense	43,699	41,410
Excess tax benefit from share-based plans	(5,743)	(8,865)
Impairment and other	641	63,709
Other non-operating	(23,733)	(4,187)
Changes in operating assets and liabilities:
Accounts receivable, net	121,451	252,899
Inventory	(71,799)	(13,945)
Other assets	(5,294)	(94,673)
Accounts payable trade	(16,209)	(26,090)
Accounts payable to related parties	17,070	11,819
Other liabilities	63,250	(104,057)
Total adjustments	276,790	269,840
Net cash provided by operating activities	355,143	308,865
Cash flows from investing activities:
Purchases of short and long-term marketable securities	(299,154)	(692,656)
Proceeds from sales of short and long-term marketable securities	1,361,719	1,045,097
Proceeds from maturities of short and long-term marketable securities	207,896	99,881
Acquisition of property and equipment, net	(59,458)	(98,287)
Notes receivable issuances to Flash Ventures	(45,723)	(100,499)
Notes receivable proceeds from Flash Ventures	234,524	89,693
Purchased technology and other assets	16,628	(1,500)
Net cash provided by investing activities	1,416,432	341,729
Cash flows from financing activities:
Repayment of debt financing	—	(68)
Proceeds from employee stock programs	39,344	30,844
Excess tax benefit from share-based plans	5,743	8,865
Dividends paid	(2,574)	(64,503)
Repurchase of common stock	—	(750,140)
Taxes paid related to net share settlement of equity awards	(30,525)	(33,759)
Net cash provided by (used in) financing activities	11,988	(808,761)
Effect of changes in foreign currency exchange rates on cash	9,416	(896)
Net increase (decrease) in cash and cash equivalents	1,792,979	(159,063)
Cash and cash equivalents at beginning of period	1,478,948	809,003
Cash and cash equivalents at end of period	$3,271,927	$649,940
Supplemental disclosure of cash flow information:
Property and equipment additions not yet paid in cash	$62,002	$136,584
Intellectual property purchases not yet paid in cash	$8,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SANDISK CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Organization and Summary of Significant Accounting Policies

Organization

These interim Condensed Consolidated Financial Statements are unaudited but reflect, in the opinion of management, all adjustments, consisting of normal recurring adjustments and accruals, necessary to present fairly the financial position of SanDisk Corporation and its subsidiaries (the “Company”) as of April 3, 2016, the Condensed Consolidated Statements of Operations, the Condensed Consolidated Statements of Comprehensive Income and the Condensed Consolidated Statements of Cash Flows for the three months ended April 3, 2016 and March 29, 2015. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). These Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and accompanying notes included in the Company’s most recent Annual Report on Form 10‑K filed with the SEC on February 12, 2016. The results of operations for the three months ended April 3, 2016 are not necessarily indicative of the results to be expected for the entire year.

Basis of Presentation. The Company’s fiscal year ends on the Sunday closest to December 31 and its fiscal quarters generally consist of 13 weeks. Fiscal year 2016 will include 52 weeks, while fiscal year 2015 included 53 weeks with 14 weeks in the fourth fiscal quarter. The first quarters of fiscal years 2016 and 2015 ended on April 3, 2016 and March 29, 2015, respectively. For accounting and disclosure purposes, the exchange rates of 112.10, 120.29 and 119.01 at April 3, 2016, January 3, 2016 and March 29, 2015, respectively, were used to convert Japanese yen to the U.S. dollar. Throughout the Notes to Condensed Consolidated Financial Statements, unless otherwise indicated, references to Net income refer to Net income attributable to common stockholders, references to years or annual periods are references to fiscal years, and references to quarters are references to our fiscal quarters.

Pending Acquisition by Western Digital Corporation. On October 21, 2015, the Company entered into a definitive agreement under which Western Digital Corporation (“Western Digital”) will acquire all of the outstanding shares of the Company for a combination of cash and stock. The transaction has been approved by the boards of directors and stockholders of both companies.

In the merger, each issued and outstanding share of common stock of the Company will be converted into the right to receive $67.50 and 0.2387 shares of Western Digital common stock, subject to reallocation (the ‘‘Per Share Merger Consideration’’).

The above allocation between cash and shares of Western Digital common stock is subject to reallocation, at Western Digital’s election, if the amount of cash that the Company has available for use in the U.S. without payment of withholding or U.S. income taxes on the closing date of the merger falls short of a target cash amount of $4.049 billion, if the closing of the merger occurs before June 30, 2016, or $4.139 billion, if the closing occurs on or after June 30, 2016 (the “Closing Cash Shortfall’’). If Western Digital so elects, the cash portion of the Per Share Merger Consideration will be reduced by the Closing Cash Shortfall, divided by the number of shares of the Company’s common stock outstanding as of the closing date of the merger (the ‘‘Per Share Cash Reduction Amount’’), and Western Digital common stock portion of the Per Share Merger Consideration will be correspondingly increased by a number of shares of Western Digital common stock equal to the Per Share Cash Reduction Amount divided by $79.5957.

The treatment of Company stock options under the merger agreement with Western Digital will vary depending on whether the exercise price of such options exceeds the value of the Per Share Merger Consideration as of the closing date of the merger (the ‘‘Closing Merger Consideration Value’’), determined by the sum of (i) the cash portion of the applicable Per Share Merger Consideration and (ii) the value of the Western Digital common stock portion of the Per Share Merger Consideration based on the volume weighted-average trading price of the Western Digital common stock over the five trading days preceding the closing date.

Under the merger agreement with Western Digital, Western Digital will assume all unvested and outstanding Company stock options, all unvested restricted stock units and all vested and outstanding Company stock options with a per share exercise price that is greater than or equal to the Closing Merger Consideration Value held by employees immediately prior to the closing of the merger. All such stock options and restricted stock units will be converted into Western Digital stock options and restricted stock units, respectively, pursuant to the exchange ratio set forth in the merger agreement, and subject to the same vesting schedule (including any acceleration of vesting) as such stock options and restricted stock units had prior to being converted. Upon exercise or vesting after the closing date, respectively, such stock options and restricted stock units will entitle the holder to receive shares of Western Digital common stock.

All vested Company stock options with an exercise price less than the Closing Merger Consideration Value, and all vested restricted stock units, after giving effect to any acceleration, will be canceled at the effective time of the merger in exchange for the Per Share Merger Consideration, reduced by the applicable exercise price with respect to Company stock options (with the exercise price first applied against the stock portion of the Per Share Merger Consideration).

The transaction is subject to regulatory approvals and other customary closing conditions. The merger agreement contains certain termination rights for the Company and Western Digital that will require Western Digital to pay a termination fee to the Company of approximately $1.060 billion if the merger is terminated due to failure to obtain certain required U.S. or foreign antitrust clearances, as described in the merger agreement. In addition, if the merger agreement is terminated under other specific circumstances as described in the merger agreement, Western Digital or the Company may be required to pay the other party approximately $553 million. In the first quarter of 2016, both the Company’s and Western Digital’s stockholders have approved the merger. In addition, the merger has received regulatory approval in all required jurisdictions except for China. The chief executive officer of the Company, Sanjay Mehrotra, will be appointed to the board of directors of Western Digital at the effective time of the merger.

See Note 7, “Financing Arrangements,” for discussion of the treatment of the Company’s 1.5% Convertible Senior Notes due 2017 and the Company’s 0.5% Convertible Senior Notes due 2020 (collectively, the “Notes”) in connection with the pending acquisition of SanDisk by Western Digital.

The Company has filed with the SEC a joint proxy statement/prospectus in connection with the proposed merger on February 5, 2016, which includes the merger agreement. The joint proxy statement/prospectus has been mailed to the stockholders of the Company and Western Digital. Investors are urged to read the joint proxy statement/prospectus, including the merger agreement, and any other relevant documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about the proposed merger.

The transaction is expected to close in the second calendar quarter of 2016. The pending acquisition of SanDisk by Western Digital does not impact the basis of presentation in the accompanying financial statements. Following completion of the merger, the Company will become a wholly-owned subsidiary of Western Digital, the Company’s common stock will be delisted from The NASDAQ Stock Market and deregistered under the Securities Exchange Act of 1934, as amended, and as such, the Company will no longer file periodic reports with the SEC.

Organization and Nature of Operations. The Company was incorporated in the State of Delaware on June 1, 1988. The Company designs, develops, markets and manufactures data storage solutions in a variety of form factors using its flash memory, controller and firmware and software technologies. The Company operates in one segment, flash memory storage products.

Principles of Consolidation. The Condensed Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated. Non-controlling interest represents the minority stockholders’ proportionate share of the net assets and results of operations of the Company’s majority-owned subsidiaries. The Condensed Consolidated Financial Statements also include the results of companies acquired by the Company from the date of each acquisition.

Use of Estimates. The preparation of Condensed Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Condensed Consolidated Financial Statements and accompanying notes. The estimates and judgments affect the reported amounts of assets, liabilities, revenue, expenses and related disclosure of contingent liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to customer programs and incentives, product returns, allowance for doubtful accounts, inventories and inventory valuation, valuation and impairments of marketable securities and investments, valuation and impairments of goodwill and long-lived assets, intellectual property (“IP”) claims, income taxes, warranty obligations, restructurings, contingencies, share-based compensation and litigation. The Company bases its estimates on historical experience and on other assumptions that its management believes are reasonable under the circumstances. These estimates form the basis for making judgments about the carrying value of assets and liabilities when those values are not readily apparent from other sources. Actual results could materially differ from these estimates.

Note 2.	Accounting Changes and Recent Accounting Pronouncements

Accounting Changes

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015‑05, “Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” The amendments in this update provide guidance to customers about whether a cloud computing arrangement includes a software license. Under application of this guidance, if a cloud computing arrangement includes a software license, the update specifies that the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. A customer should account for a cloud computing arrangement as a service contract if the arrangement does not include a software license. The Company’s adoption of ASU No. 2015‑05 in the first quarter of 2016 did not have a material impact on the Condensed Consolidated Financial Statements.

Recently Issued But Not Yet Adopted Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016‑09, “Improvements to Employee Share-Based Payment Accounting.” The amendments simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The Company expects to adopt ASU No. 2016‑09 in the first quarter of 2017. The Company currently does not expect this guidance to have a material impact on its Condensed Consolidated Financial Statements.

In March 2016, the FASB issued ASU No. 2016‑02, “Leases.” This new guidance establishes the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. Accordingly, this new standard introduces a lessee model that brings most leases on the balance sheet and also aligns certain of the underlying principles of the new lessor model with those in the new revenue recognition standard. The Company expects that it will adopt ASU No. 2016‑02 beginning in the first quarter of 2019 and is currently evaluating the appropriate transition method and impact of this guidance on its Condensed Consolidated Financial Statements and related disclosures.

In January 2016, the FASB issued ASU No. 2016‑01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” This ASU amends the guidance in U.S. GAAP on the classification and measurement of financial instruments. Although this ASU retains many current requirements under U.S. GAAP, it significantly revises an entity’s accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. This ASU also amends certain disclosure requirements associated with the fair value of financial instruments. The Company expects that it will adopt ASU No. 2016‑01 beginning in the first quarter of 2018 and is currently evaluating the appropriate transition method and impact of this guidance on its Condensed Consolidated Financial Statements and related disclosures.

In May 2014, the FASB issued ASU No. 2014‑09, “Revenue from Contracts with Customers” and subsequent to issuance has provided several updates and clarifications. Under this guidance, an entity is required to recognize revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will need to use more judgment and make more estimates than under the current guidance. In July 2015, the FASB approved that this standard could be adopted in either the first quarter of 2017 or 2018 with earlier than 2017 adoption not permitted. Under application of the existing guidance, the Company’s sales made to distributors and retailers are generally deferred until the distributors or retailers sell the merchandise to their end customer. Under the new standard, the Company’s sales made to distributors and retailers are expected to be recognized upon transfer of inventory to the distributor or retailer resulting in earlier revenue recognition than per existing guidance with additional use of estimation. The Company expects that it will adopt ASU No. 2014‑09 beginning in the first quarter of 2018 and is currently evaluating the appropriate transition method and any further impact of this guidance on its Condensed Consolidated Financial Statements and related disclosures.

Note 3.	Investments and Fair Value Measurements

The Company’s total cash, cash equivalents and marketable securities was as follows:

	April 3, 2016	January 3, 2016
	(In thousands)
Cash and cash equivalents	$3,271,927	$1,478,948
Short-term marketable securities	1,249,367	2,527,245
Long-term marketable securities	112,195	117,142
Total cash, cash equivalents and marketable securities	$4,633,489	$4,123,335

For certain of the Company’s financial assets and liabilities, including cash held in banks, accounts receivable and accounts payable, the carrying amounts approximate fair value due to their short maturities, and those financial assets and liabilities are therefore excluded from the fair value tables below.

Financial assets and liabilities measured and recorded at fair value on a recurring basis consisted of the following types of instruments:

	April 3, 2016				January 3, 2016
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In thousands)
Money market funds	$2,512,412	$—	$—	$2,512,412	$1,180,614	$—	$—	$1,180,614
Fixed income securities	36,582	1,392,002	—	1,428,584	122,899	2,609,123	—	2,732,022
Derivative assets	—	35,689	—	35,689	—	3,376	—	3,376
Total financial assets	$2,548,994	$1,427,691	$—	$3,976,685	$1,303,513	$2,612,499	$—	$3,916,012
Derivative liabilities	$—	$512	$—	$512	$—	$1,747	$—	$1,747
Total financial liabilities	$—	$512	$—	$512	$—	$1,747	$—	$1,747

Financial assets and liabilities measured and recorded at fair value on a recurring basis were presented on the Condensed Consolidated Balance Sheets as follows:

	April 3, 2016				January 3, 2016
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In thousands)
Cash equivalents(1)	$2,512,412	$67,022	$—	$2,579,434	$1,180,614	$87,635	$—	$1,268,249
Short-term marketable securities	32,246	1,217,121	—	1,249,367	122,899	2,404,346	—	2,527,245
Long-term marketable securities	4,336	107,859	—	112,195	—	117,142	—	117,142
Other current assets	—	35,689	—	35,689	—	3,376	—	3,376
Total financial assets	$2,548,994	$1,427,691	$—	$3,976,685	$1,303,513	$2,612,499	$—	$3,916,012
Other current accrued liabilities	$—	$512	$—	$512	$—	$1,747	$—	$1,747
Total financial liabilities	$—	$512	$—	$512	$—	$1,747	$—	$1,747

(1)
Cash equivalents exclude cash holdings of $692.5 million and $210.7 million included in Cash and cash equivalents on the Condensed Consolidated Balance Sheets as of April 3, 2016 and January 3, 2016, respectively.

During three months ended April 3, 2016 and March 29, 2015, the Company had no transfers of financial assets and liabilities between Level 1 and Level 2 other than the transfer from Level 2 to Level 1 of the $1.5 billion 0.5% Convertible Senior Notes due 2020 outstanding during the three months ended March 29, 2015 due to active market trading directly prior to the end of the first quarter of 2015.

As of April 3, 2016 and January 3, 2016, the Company had no financial assets or liabilities categorized as Level 3 and had not elected the fair value option for any financial assets and liabilities for which such an election would have been permitted.

Available-for-Sale Investments. Available-for-sale investments were as follows:

	April 3, 2016				January 3, 2016
	Amortized Cost(1)	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Amortized Cost(1)	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	(In thousands)
U.S. Treasury securities	$36,547	$35	$—	$36,582	$122,891	$11	$(3)	$122,899
U.S. government-sponsored agency securities	21,138	97	—	21,235	37,447	14	(74)	37,387
International government securities	1,664	—	(3)	1,661	47,463	—	(16)	47,447
Corporate notes and bonds	260,940	357	(106)	261,191	471,421	52	(559)	470,914
Asset-backed securities	45,080	32	(14)	45,098	133,518	3	(75)	133,446
Mortgage-backed securities	2,149	2	(1)	2,150	12,661	—	(4)	12,657
Municipal notes and bonds	1,060,129	538	—	1,060,667	1,905,299	1,991	(18)	1,907,272
Total available-for-sale investments	$1,427,647	$1,061	$(124)	$1,428,584	$2,730,700	$2,071	$(749)	$2,732,022

(1)	Amortized cost includes adjustments made to the cost basis of an investment for accretion, amortization and other-than- temporary impairment.

The Company recorded other-than-temporary impairment losses of $0.5 million as of April 3, 2016 related to securities it now expects to sell prior to their maturity dates as a result of the pending acquisition of SanDisk by Western Digital. See Note 1, “Organization and Summary of Significant Accounting Policies-Pending Acquisition by Western Digital Corporation.”

Available-for-Sale Investments in Gross Unrealized Loss Positions. The fair value and gross unrealized losses on the available-for-sale securities, net of the impact of other-than-temporary impairment losses, that have been in a continuous unrealized loss position, aggregated by type of investment instrument, and the length of time that individual securities have been in a continuous unrealized loss position as of April 3, 2016, are summarized in the following table. Available-for-sale securities that were in an unrealized gain position have been excluded from the following table.

	Less than 12 months		Greater than 12 months
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(In thousands)
International government securities	$1,654	$(3)	$—	$—
Corporate notes and bonds	117,285	(105)	973	(1)
Asset-backed securities	21,820	(11)	2,535	(3)
Mortgage-backed securities	502	—	138	(1)
Municipal notes and bonds	189,025	—	—	—
Total	$330,286	$(119)	$3,646	$(5)

The gross unrealized loss, net of the impact of other-than-temporary impairment losses, related to these securities was due primarily to changes in interest rates. The gross unrealized loss, net of the impact of other-than-temporary impairment losses, on available-for-sale fixed income securities at April 3, 2016 was considered temporary in nature. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the investee, and the Company’s intent and ability to hold an investment for a period of time sufficient to allow for any anticipated recovery in market value. For debt security investments, the Company considered additional factors including the Company’s intent to sell the investments or whether it is “more likely than not” the Company will be required to sell the investments before the recovery of its amortized cost.

Available-for-Sale Investments Realized Gains (Losses). The following table shows the realized gains and (losses) on sales of available-for-sale securities:

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Realized gains	$2,060	$2,320
Realized losses	(2,022)	(323)
Net realized gains	$38	$1,997

Fixed Income Securities by Contractual Maturity. Fixed income securities by contractual maturity as of April 3, 2016 are shown below. Effective maturities may differ from contractual maturities because issuers of the securities may have the right to prepay obligations or the Company has the option to demand payment. Fixed income securities are classified on the balance sheet based upon effective maturities or the Company’s intended holding period, if shorter.

	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$886,076	$886,479
After one year through five years	218,573	219,038
After five years through ten years	60,531	60,532
After ten years	262,467	262,535
Total	$1,427,647	$1,428,584

Financial Instruments. For those financial instruments where the carrying amounts differ from fair value, the following table represents the related carrying values and fair values, which are based on quoted market prices. As of April 3, 2016 and January 3, 2016, the 1.5% Convertible Senior Notes due 2017 and the 0.5% Convertible Senior Notes due 2020 were both categorized as Level 1, based on the frequency of trading of each respective convertible note directly prior to the end of the first quarter of 2016 and the fourth quarter of 2015, respectively. See Note 7, “Financing Arrangements,” regarding details of each convertible note presented.

	April 3, 2016		January 3, 2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
1.5% Convertible Senior Notes due 2017	$925,486	$1,577,929	$913,178	$1,573,285
0.5% Convertible Senior Notes due 2020	1,250,092	1,560,300	1,237,776	1,563,750
Total	$2,175,578	$3,138,229	$2,150,954	$3,137,035

Cost Method Investments. As of April 3, 2016 and January 3, 2016, the Company had aggregate net investments under the cost method of accounting of $32.6 million and $38.6 million, respectively, and these investments consisted of privately-held equity securities without a readily determinable fair value. These privately-held equity investments are reported under Other non-current assets in the Condensed Consolidated Balance Sheets.

Note 4.	Derivatives and Hedging Activities

Cash Flow Hedges. From time to time, the Company uses foreign exchange forward contracts designated as cash flow hedges to hedge a portion of future forecasted wafer purchases and research and development (“R&D”) expenses in Japanese yen. The gain or loss on the effective portion of a cash flow hedge is initially reported as a component of accumulated other comprehensive income (“AOCI”) and subsequently reclassified into cost of revenue or R&D expense in the same period or periods in which the cost of revenue or R&D expense is recognized, or reclassified into other income (expense) if the hedged transaction becomes probable of not occurring. Any gain or loss after a hedge is no longer designated, because it is no longer probable of occurring or related to an ineffective portion of a cash flow hedge, as well as any amount excluded from the hedge effectiveness, is recognized immediately as other income (expense).

Net Investment Hedges. To help protect certain foreign currency denominated equity method investments from adverse changes in foreign currency exchange rates, the Company may enter into foreign currency forward contracts to partially hedge the changes in the carrying amounts of these investments due to fluctuations in foreign currency exchange rates. Foreign exchange forward contracts designated as net investment hedges relate to the underlying value of the Company’s equity method investments in Japanese yen. The effective portion of a net investment hedge is initially recorded in AOCI as a part of foreign currency translation. Cumulative gains and losses including forward points associated with foreign exchange forward contracts designated as net investment hedges would be reclassified to other income (expense) from AOCI upon sale or substantial liquidation of the foreign equity method investments. The ineffective portions of net investment hedges are recognized immediately as other income (expense). The Company had no net investment hedges outstanding as of April 3, 2016.

As of April 3, 2016, the notional amount and unrealized gain on the effective portion of the outstanding foreign exchange forward contracts to purchase Japanese yen that are designated as cash flow hedges are shown in both Japanese yen and U.S. dollar, based upon the exchange rate at April 3, 2016, as follows:

	Notional Amount		Unrealized Gain
	(Japanese yen, in billions)	(U.S. dollar, in thousands)	(U.S. dollar, in thousands)
Designated foreign exchange forward contracts	¥92.0	$824,385	$28,782

As of April 3, 2016, the maturities of the designated foreign exchange forward contract hedges were ten months or less.

Other Derivatives. Other derivatives that are non-designated consist primarily of foreign exchange forward contracts to minimize the risk associated with the foreign exchange effects of revaluing monetary assets and liabilities. Monetary assets and liabilities denominated in foreign currencies and the associated outstanding foreign exchange forward contracts were marked-to-market at April 3, 2016 with realized and unrealized gains and losses included in other income (expense). As of April 3, 2016, the Company had foreign exchange forward contracts hedging balance sheet remeasurement exposures in British pounds, European euros, Japanese yen and Malaysian ringgits. Foreign exchange forward contracts were outstanding to buy and sell U.S. dollar-equivalents of approximately $342.7 million and $122.0 million in foreign currencies, respectively, based upon the exchange rates at April 3, 2016.

The amounts in the tables below include fair value adjustments related to the Company’s own credit risk and counterparty credit risk.

Fair Value of Derivative Contracts. Gross fair value of derivative contracts was as follows:

	Derivative assets reported in Other Current Assets
	April 3, 2016	January 3, 2016
	(In thousands)
Foreign exchange forward contracts designated	$28,784	$1,307
Foreign exchange forward contracts not designated	6,905	2,069
Total derivatives	$35,689	$3,376

	Derivative liabilities reported in Other Current Accrued Liabilities
	April 3, 2016	January 3, 2016
	(In thousands)
Foreign exchange forward contracts designated	$2	$4
Foreign exchange forward contracts not designated	510	1,743
Total derivatives	$512	$1,747

As of April 3, 2016, the potential effect of rights of set-off associated with the above foreign exchange forward contracts would result in a net derivative asset balance of $35.2 million and an immaterial net derivative liability balance. As of January 3, 2016, the potential effect of rights of set-off would result in a net derivative asset balance of $2.7 million and a net derivative liability balance of $1.1 million.

Effect of Foreign Exchange Forward Contracts Designated as Cash Flow and Net Investment Hedges on the Condensed Consolidated Statements of Operations. All designated cash flow and net investment hedge derivative contracts were considered effective for each of the three months ended April 3, 2016 and March 29, 2015. The impact of the effective portion of designated cash flow and net investment derivative contracts on the Company’s results of operations was as follows:

	Three months ended
	Amount of gain recognized in OCI		Amount of loss reclassified from AOCI to earnings
	April 3, 2016	March 29, 2015	April 3, 2016	March 29, 2015
	(In thousands)
Foreign exchange forward contracts:
Cash flow hedges	$28,388	$849	$(1,448)	$(11,605)
Net investment hedges	—	1,312	—	—
Total foreign exchange forward contracts	$28,388	$2,161	$(1,448)	$(11,605)

The Company expects to realize the majority of the AOCI balance related to cash flow hedges within the next ten months. Cumulative gains and losses on net investment hedges recognized in AOCI would be reclassified to other income (expense) from AOCI upon sale or substantial liquidation of the foreign equity method investments.

The following table presents the forward points on foreign exchange contracts excluded for the purposes of cash flow hedging designation recognized in other income (expense):

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Foreign exchange forward contracts	$(1,877)	$(159)

Effect of Non-designated Derivative Contracts on the Condensed Consolidated Statements of Operations. The effect of non-designated derivative contracts on the Company’s results of operations recognized in other income (expense) was as follows:

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Gain (loss) on foreign exchange forward contracts including forward point income	$22,753	$(559)
Loss from revaluation of foreign currency exposures hedged by foreign exchange forward contracts	(20,892)	(3,306)
Total effect of non-designated derivative contracts	$1,861	$(3,865)

Note 5.	Balance Sheet Information

Accounts Receivable, net. Accounts receivable, net was as follows:

	April 3, 2016	January 3, 2016
	(In thousands)
Accounts receivable	$721,274	$889,574
Allowance for doubtful accounts	(7,350)	(7,784)
Promotions, price protection and other activities	(216,741)	(263,599)
Total accounts receivable, net	$497,183	$618,191

Inventory. Inventory was as follows:

	April 3, 2016	January 3, 2016
	(In thousands)
Raw material	$420,558	$383,655
Work-in-process	140,375	109,746
Finished goods	320,123	315,994
Total inventory	$881,056	$809,395

Other Current Assets. Other current assets were as follows:

	April 3, 2016	January 3, 2016
	(In thousands)
Income tax receivables	$47,941	$38,420
Other tax-related receivables	107,978	104,273
Non-trade receivables	22,646	23,108
Prepayment to Flash Ventures	13,758	13,758
Prepaid expenses	17,078	26,806
Other current assets	44,446	19,642
Total other current assets	$253,847	$226,007

Notes Receivable and Investments in Flash Ventures. Notes receivable and investments in Flash Partners Ltd., Flash Alliance Ltd. and Flash Forward Ltd. (collectively referred to as “Flash Ventures”) were as follows:

	April 3, 2016	January 3, 2016
	(In thousands)
Notes receivable, Flash Partners Ltd.	$25,870	$113,476
Notes receivable, Flash Alliance Ltd.	219,447	285,560
Notes receivable, Flash Forward Ltd.	100,357	105,994
Investment in Flash Partners Ltd.	184,035	170,423
Investment in Flash Alliance Ltd.	278,702	252,697
Investment in Flash Forward Ltd.	91,008	81,839
Total notes receivable and investments in Flash Ventures	$899,419	$1,009,989

Equity-method investments and the Company’s maximum loss exposure related to Flash Ventures are discussed further in Note 13, “Commitments, Contingencies and Guarantees – Flash Ventures” and Note 14, “Related Parties and Strategic Investments.”

The Company makes, or will make, long-term loans to Flash Ventures to fund new process technologies and additional wafer capacity. The Company aggregates its Flash Ventures’ notes receivable into one class of financing receivables due to the similar ownership interest and common structure in each Flash Venture entity. For all reporting periods presented, no loans were past due and no loan impairments were recorded.

Other Non-current Assets. Other non-current assets were as follows:

	April 3, 2016	January 3, 2016
	(In thousands)
Prepaid tax on intercompany transactions	$27,944	$29,412
Prepayment to Flash Ventures	22,930	26,370
Long-term income tax receivable	31,371	45,785
Other non-current assets	65,519	72,060
Total other non-current assets	$147,764	$173,627

Other Current Accrued Liabilities. Other current accrued liabilities were as follows:

	April 3, 2016	January 3, 2016
	(In thousands)
Accrued payroll and related expenses	$153,698	$138,757
Taxes payable	65,240	53,006
Derivative contract payables	512	1,747
Other current accrued liabilities	186,472	160,430
Total other current accrued liabilities	$405,922	$353,940

Non-current Liabilities. Non-current liabilities were as follows:

	April 3, 2016	January 3, 2016
	(In thousands)
Income tax liabilities	$99,540	$93,731
Deferred revenue	25,729	22,728
Deferred tax liabilities	1,237	30
Other non-current liabilities	52,913	53,604
Total non-current liabilities	$179,419	$170,093

Warranties. The liability for warranty expense is included in Other current accrued liabilities and Non-current liabilities in the Condensed Consolidated Balance Sheets, and the activity was as follows:

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Balance, beginning of period	$42,311	$48,555
Additions and adjustments to cost of revenue	3,244	244
Usage	(1,874)	(4,167)
Balance, end of period	$43,681	$44,632

Additions and adjustments to cost of revenue included adjustments to certain warranty assumptions related to future potential claims, resulting in reductions to the overall future warranty exposure. There was no adjustment to warranty assumptions related to future potential claims in the three months ended April 3, 2016 and there was $3.1 million in adjustments to warranty assumptions related to future potential claims in the three months ended March 29, 2015.

Accumulated Other Comprehensive Income (Loss). The changes in AOCI by component were as follows:

	Available-for-sale Investments	Foreign Currency Translation	Hedging Activities	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at January 3, 2016	$842	$(199,663)	$(118)	$(198,939)
Other comprehensive income (loss) before reclassifications, net	(871)	77,182	28,388	104,699
Amount reclassified from AOCI	(38)	—	1,448	1,410
Reclassification adjustment for other-than-temporary impairment losses	524	—	—	524
Tax effects	145	(2,172)	—	(2,027)
Balance at April 3, 2016	$602	$(124,653)	$29,718	$(94,333)

The significant amounts reclassified out of each component of AOCI were as follows:

	Three months ended
AOCI Component	April 3, 2016	March 29, 2015	Statement of Operations Line Item
	(In thousands)
Unrealized gain on available-for-sale investments	$38	$1,997	Interest (expense) and other income (expense), net
Other-than-temporary impairment losses on available-for-sale securities	(524)	—	Interest (expense) and other income (expense), net
Tax impact	184	(722)	Provision for (benefit from) income taxes
Unrealized gain (loss) on available-for-sale investments, net of tax	(302)	1,275
Unrealized holding loss on cash flow hedging activities:
Foreign exchange contracts	(1,325)	(11,605)	Cost of revenue
Foreign exchange contracts	(123)	—	Research and development
Unrealized holding loss on cash flow hedging activities	(1,448)	(11,605)
Total reclassifications for the period, net of tax	$(1,750)	$(10,330)

Note 6.	Goodwill and Intangible Assets

Goodwill. Goodwill balances as of April 3, 2016 and January 3, 2016 were as follows:

Carrying Amount
(In thousands)
Balance, beginning of year and end of period	$831,328

Intangible Assets. Intangible asset balances were as follows:

	April 3, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)
Developed product technology	$451,560	$(231,790)	$219,770
Customer relationships	64,600	(64,600)	—
Trademarks and trade names	62,500	(23,551)	38,949
Acquisition-related intangible assets	578,660	(319,941)	258,719
Technology licenses and patents	110,000	(102,075)	7,925
Total intangible assets	$688,660	$(422,016)	$266,644

	January 3, 2016
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
	(In thousands)
Developed product technology	$451,560	$(203,514)	$—	$248,046
Customer relationships	64,600	(61,434)	—	3,166
Trademarks and trade names	62,500	(20,319)	—	42,181
Acquisition-related intangible assets	578,660	(285,267)	—	293,393
Technology licenses and patents	102,000	(98,667)	—	3,333
Total intangible assets subject to amortization	680,660	(383,934)	—	296,726
Acquired in-process research and development	61,000	—	(61,000)	—
Total intangible assets	$741,660	$(383,934)	$(61,000)	$296,726

The annual expected amortization expense of intangible assets subject to amortization as of April 3, 2016 was as follows:

	Acquisition-related Intangible Assets	Technology Licenses and Patents
	(In thousands)
Year:
2016 (remaining 9 months)	$91,557	$857
2017	107,177	1,143
2018	53,160	1,143
2019	6,825	1,143
2020 and thereafter	—	3,639
Total intangible assets subject to amortization	$258,719	$7,925

Note 7.	Financing Arrangements

The following table reflects the carrying values of the Company’s convertible debt:

	April 3, 2016	January 3, 2016
	(In thousands)
1.5% Notes due 2017	$996,715	$996,715
Less: Unamortized bond discount	(68,649)	(80,488)
Less: Unamortized bond issuance costs	(2,580)	(3,049)
Net carrying amount of 1.5% Notes due 2017	925,486	913,178
0.5% Notes due 2020	1,500,000	1,500,000
Less: Unamortized bond discount	(241,104)	(252,940)
Less: Unamortized bond issuance costs	(8,804)	(9,284)
Net carrying amount of 0.5% Notes due 2020	1,250,092	1,237,776
Total convertible debt	2,175,578	2,150,954
Less: Convertible short-term debt	(2,175,578)	(913,178)
Convertible long-term debt	$—	$1,237,776

1.5% Convertible Senior Notes Due 2017. In August 2010, the Company issued and sold $1.0 billion in aggregate principal amount of 1.5% Convertible Senior Notes due August 15, 2017 (“1.5% Notes due 2017”) at par. The 1.5% Notes due 2017 may be converted, under certain circumstances, based on an initial conversion rate of 19.0931 shares of common stock per $1,000 principal amount of notes (which represents 19.1 million shares at an initial conversion price of approximately $52.37 per share). The 1.5% Notes due 2017 contain provisions where the conversion rate and conversion price are adjusted if the Company pays a cash dividend or makes a distribution to all or substantially all holders of its common stock. Accordingly, as of April 3, 2016, the conversion rate was adjusted for dividends paid to date to 19.7302 shares of common stock per $1,000 principal amount of notes (which represents 19.7 million shares at a conversion price of approximately $50.68 per share). The 1.5% Notes due 2017 may be converted at the option of the holders during certain periods as a result of, among other things, fluctuations in the Company’s stock price or in connection with a merger event. Under certain circumstances, the conversion rate will be increased for holders who elect to convert their 1.5% Notes due 2017 in connection with a merger event. The net proceeds to the Company from the sale of the 1.5% Notes due 2017 were $981.0 million.

The Company separately accounts for the liability and equity components of the 1.5% Notes due 2017. The principal amount of the liability component of $706.0 million as of the date of issuance was recognized at the present value of its cash flows using a discount rate of 6.85%, the Company’s borrowing rate at the date of the issuance for a similar debt instrument without the conversion feature. As of the date of issuance, the carrying value of the equity component was $294.0 million.

The following table presents the amount of interest cost recognized relating to the contractual interest coupon, amortization of the bond discount on the liability component of the 1.5% Notes due 2017 and amortization of bond issuance costs:

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Contractual interest coupon	$3,738	$3,738
Amortization of bond discount	11,644	10,873
Amortization of bond issuance costs	664	665
Total interest cost recognized	$16,046	$15,276

The Company pays cash interest at an annual rate of 1.5%, payable semi-annually on February 15 and August 15 of each year, beginning February 15, 2011. The effective interest rate on the liability component of the 1.5% Notes due 2017 was 6.85% for each of the three months ended April 3, 2016 and March 29, 2015. The remaining unamortized bond discount of $68.6 million as of April 3, 2016 will be amortized over the remaining life of the 1.5% Notes due 2017, which is approximately 1.4 years. Debt issuance costs were $18.7 million, of which $5.5 million was allocated to capital in excess of par value and $13.2 million was allocated to deferred issuance costs and is amortized to interest expense over the term of the 1.5% Notes due 2017.

The 1.5% Notes due 2017 may be converted on any day prior to the close of business on the scheduled trading day immediately preceding May 15, 2017, in multiples of $1,000 principal amount at the option of the holder under any of the following circumstances: 1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such day; 2) during any calendar quarter after the calendar quarter ending September 30, 2010, if the last reported sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or 3) upon the occurrence of specified corporate transactions. On and after May 15, 2017 until the close of business on the second scheduled trading day immediately preceding the maturity date of August 15, 2017, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion, a holder will receive the conversion value of the 1.5% Notes due 2017 to be converted equal to the conversion rate multiplied by the volume-weighted-average price of the Company’s common stock during a specified period following the conversion date. The conversion value of each 1.5% Note due 2017 will be paid in: 1) cash equal to the lesser of the principal amount of the note or the conversion value, as defined, and 2) to the extent the conversion value exceeds the principal amount of the note, common stock (plus cash in lieu of any fractional shares of common stock). The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest. Upon a fundamental change at any time, as defined, the Company will in some cases increase the conversion rate for a holder who elects to convert its 1.5% Notes due 2017 in connection with such fundamental change. In addition, the holders may require the Company to repurchase for cash all or a portion of their notes upon a designated event at a price equal to 100% of the principal amount of the notes being repurchased plus accrued and unpaid interest, if any.

As of the calendar quarter ended March 31, 2016, the 1.5% Notes due 2017 were convertible at the holders’ option beginning April 1, 2016 and ending June 30, 2016 as the last reported sales price of the Company’s stock exceeded 130% of the conversion price for more than 20 days in the period of 30 consecutive trading days prior to March 31, 2016, as set forth in the indenture. The determination of whether or not the 1.5% Notes due 2017 are convertible must continue to be performed on a calendar-quarter basis. In addition, under the terms of the 1.5% Notes due 2017, the pending acquisition by Western Digital will constitute a designated event and a fundamental change. As a result, holders of the 1.5% Notes due 2017 will be permitted to choose (i) to convert their 1.5% Notes due 2017 into a mixture of cash and stock at a temporarily increased conversion rate, (ii) to require the Company to repurchase their 1.5% Notes due 2017 for a price equal to their principal amount plus accrued but unpaid interest to but excluding the repurchase date, or (iii) to continue holding their 1.5% Notes due 2017. If the merger closes, the holders of the 1.5% Notes due 2017 would be expected to exercise the right to convert their 1.5% Notes due 2017 in accordance with their terms at a temporarily increased conversion rate shortly following the closing of the merger (although the holders’ actual decisions will depend upon their judgments based on the then prevailing market conditions) in which case the 1.5% Notes due 2017 will be converted into cash for the principal amount and the merger consideration with respect to the excess thereof. The holders of the 1.5% Notes due 2017 may deliver conversion notices prior to the closing of the merger, and if they do so, the Company will be required to settle such conversions regardless of whether the merger closes; however, if the merger does not close, any converting holders will not be entitled to the temporarily increased conversion rate. On March 1, 2016, the Company issued a notice of an anticipated designated event and fundamental change to holders of the 1.5% Notes due 2017 and as a result, the 1.5% Notes due 2017 are convertible. Notice was given, pursuant to the indentures governing the 1.5% Notes due 2017, that the consummation of the merger would constitute a designated event and a fundamental change under each of the indentures. Accordingly, the carrying value of the 1.5% Notes due 2017 was classified as a current liability and the difference between the principal amount payable in cash upon conversion and the carrying value of the equity component of $68.6 million of the 1.5% Notes due 2017 was reclassified from Stockholders’ equity to Convertible short-term debt conversion obligation on the Company’s Condensed Consolidated Balance Sheet as of April 3, 2016, and will remain so while the notes are convertible. The 1.5% Notes due 2017 may be reclassified as long-term debt if the conversion threshold is not met per the calendar-quarter assessment as described above or if the merger is cancelled. Based on the last closing price for the Company’s common stock as of April 3, 2016 of $76.20, if all of the 1.5% Notes due 2017 then outstanding were converted at the then-current conversion rate, approximately 6.6 million shares would be distributed to the holders.

During the first quarter of 2016, $16 thousand aggregate principal amount of the 1.5% Notes due 2017 was tendered to the Company for redemption. The Company expects to redeem these notes in the second quarter of 2016.

Concurrently with the issuance of the 1.5% Notes due 2017, the Company purchased a convertible bond hedge in which counterparties initially agreed to sell to the Company up to approximately 19.1 million shares of the Company’s common stock, which is the number of shares initially issuable upon conversion of the 1.5% Notes due 2017 in full, at a price of $52.37 per share. The convertible bond hedge agreement contains provisions where the number of shares to be sold under the convertible bond hedge transaction and the conversion price will be adjusted if the Company pays a cash dividend or makes a distribution to all or substantially all holders of its common stock. Adjusting for dividends paid through April 3, 2016, the counterparties agreed to sell to the Company up to approximately 19.7 million shares of the Company’s common stock, which is the number of shares issuable upon conversion of the 1.5% Notes due 2017 in full, at a price of $50.68 per share as of April 3, 2016. This convertible bond hedge transaction will terminate upon the earlier of the maturity date of the 1.5% Notes due 2017 or the first day none of the 1.5% Notes due 2017 remain outstanding due to conversion or otherwise. Settlement of the convertible bond hedge in net shares, based on the number of shares issuable upon conversion of the 1.5% Notes due 2017, on the maturity date would result in the Company receiving net shares equivalent to the number of shares issuable by the Company upon conversion of the 1.5% Notes due 2017. Should there be an early unwind of the convertible bond hedge transaction, the number of net shares potentially received by the Company will depend upon 1) the then existing overall market conditions, 2) the Company’s stock price, 3) the volatility of the Company’s stock, and 4) the amount of time remaining before expiration of the convertible bond hedge. Cumulatively through April 3, 2016, the Company had received 27,134 shares of the Company’s common stock from the exercise of a portion of the convertible bond hedge related to the conversion of $3.3 million aggregate principal amount of the 1.5% Notes due 2017.

In addition, concurrent with the issuance of the 1.5% Notes due 2017, the Company sold warrants to purchase up to approximately 19.1 million shares of the Company’s common stock at an exercise price of $73.3250 per share. The value of the warrants was initially recorded in equity. In the first quarter of 2016, all of the warrants associated with the 1.5% Notes due 2017 were terminated, resulting in a net obligation of $417.9 million payable by the Company at the earlier of the closing of the Western Digital merger or August 2017. At the time of termination, the value of the warrants of $424.0 million was reclassified from equity to short term liabilities. The difference between the $424.0 million reclassified from equity and the ending liability of $417.9 million is due to a mark-to-market gain of $6.1 million which was recorded in other income (expense).

0.5% Convertible Senior Notes Due 2020. In October 2013, the Company issued and sold $1.5 billion in aggregate principal amount of 0.5% Convertible Senior Notes due October 15, 2020 (the “0.5% Notes due 2020”) at par. The 0.5% Notes due 2020 may be converted, under certain circumstances, based on an initial conversion rate of 10.8470 shares of common stock per $1,000 principal amount of notes (which represents 16.3 million shares at an initial conversion price of approximately $92.19 per share). The 0.5% Notes due 2020 contain provisions where the conversion rate and conversion price are adjusted if the Company pays a cash dividend greater than a regular quarterly cash dividend of $0.225 per share to holders of its common stock. Accordingly, as of April 3, 2016, the conversion rate was adjusted for dividends in excess of $0.225 per share paid to date to 10.9006 shares of common stock per $1,000 principal amount of notes (which represents 16.4 million shares at a conversion price of approximately $91.74 per share). The 0.5% Notes due 2020 may be converted at the option of the holders during certain periods as a result of, among other things, fluctuations in the Company’s stock price or in connection with a merger event. Under certain circumstances, the conversion rate will be increased for holders who elect to convert their 0.5% Notes due 2020 in connection with a merger event. The net proceeds to the Company from the sale of the 0.5% Notes due 2020 were approximately $1.48 billion.

The Company separately accounts for the liability and equity components of the 0.5% Notes due 2020. The principal amount of the liability component of $1.15 billion as of the date of issuance was recognized at the present value of its cash flows using a discount rate of 4.43%, the Company’s borrowing rate at the date of the issuance for a similar debt instrument without the conversion feature. As of the date of issuance, the carrying value of the equity component was $352.0 million.

The following table presents the amount of interest cost recognized relating to the contractual interest coupon, amortization of the bond discount on the liability component of the 0.5% Notes due 2020 and amortization of bond issuance costs:

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Contractual interest coupon	$1,875	$1,875
Amortization of bond discount	11,689	11,254
Amortization of bond issuance costs	627	627
Total interest cost recognized	$14,191	$13,756

The Company pays cash interest at an annual rate of 0.5%, payable semi-annually on April 15 and October 15 of each year, beginning April 15, 2014. The effective interest rate on the liability component of the 0.5% Notes due 2020 was 4.43% for each of the three months ended April 3, 2016 and March 29, 2015. The remaining unamortized bond discount of $241.1 million as of April 3, 2016 will be amortized over the remaining life of the 0.5% Notes due 2020, which is approximately 4.6 years. Debt issuance costs were $17.6 million, of which $4.1 million was allocated to capital in excess of par value and $13.5 million was allocated to deferred issuance costs and is amortized to interest expense over the term of the 0.5% Notes due 2020.

The 0.5% Notes due 2020 may be converted on any day prior to the close of business on the scheduled trading day immediately preceding July 15, 2020, in multiples of $1,000 principal amount at the option of the holder under any of the following circumstances: 1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such day; 2) during any calendar quarter after the calendar quarter ending December 29, 2013, if the last reported sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or 3) upon the occurrence of specified corporate transactions. On and after July 15, 2020 until the close of business on the second scheduled trading day immediately preceding the maturity date of October 15, 2020, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion, a holder will receive the conversion value of the 0.5% Notes due 2020 to be converted equal to the conversion rate multiplied by the volume-weighted-average price of the Company’s common stock during a specified period following the conversion date. The conversion value of each 0.5% Note due 2020 will be paid in: 1) cash equal to the lesser of the principal amount of the note or the conversion value, as defined, and 2) to the extent the conversion value exceeds the principal amount of the note, common stock (plus cash in lieu of any fractional shares of common stock). The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest. Upon a fundamental change at any time, as defined, the Company will in some cases increase the conversion rate for a holder who elects to convert its 0.5% Notes due 2020 in connection with such fundamental change. In addition, the holders may require the Company to repurchase for cash all or a portion of their notes upon a designated event at a price equal to 100% of the principal amount of the notes being repurchased plus accrued and unpaid interest, if any.

Under the terms of the 0.5% Notes due 2020, the pending acquisition by Western Digital will constitute a designated event and a fundamental change. As a result, holders of the 0.5% Notes due 2020 will be permitted to choose (i) to convert their 0.5% Notes due 2020 into a mixture of cash and stock at a temporarily increased conversion rate, (ii) to require the Company to repurchase their 0.5% Notes due 2020 for a price equal to their principal amount plus accrued but unpaid interest to but excluding the repurchase date, or (iii) to continue holding their 0.5% Notes due 2020. If the merger closes, the holders of the 0.5% Notes due 2020 would be expected to exercise the right to convert their 0.5% Notes due 2020 in accordance with their terms at a temporarily increased conversion rate shortly following the closing of the merger (although the holders’ actual decisions will depend upon their judgments based on the then prevailing market conditions) in which case the 0.5% Notes due 2020 will be converted into cash for the principal amount and the merger consideration with respect to the excess thereof. The holders of the 0.5% Notes due 2020 may deliver conversion notices prior to the closing of the merger, and if they do so, the Company will be required to settle such conversions regardless of whether the merger closes; however, if the merger does not close, any converting holders will not be entitled to the temporarily increased conversion rate. On March 1, 2016, the Company issued a notice of an anticipated designated event and fundamental change to holders of the 0.5% Notes due 2020 and as a result, the 0.5% Notes due 2020 are convertible. Notice was given, pursuant to the indentures the 0.5% Notes due 2020, that the consummation of the merger would constitute a designated event and a fundamental change under each of the indentures. Accordingly, the carrying value of the 0.5% Notes due 2020 was classified as a current liability and the difference between the principal amount payable in cash upon conversion and the carrying value of the equity component of $241.1 million of the 0.5% Notes due 2020 was reclassified from Stockholders’ equity to Convertible short-term debt conversion obligation on the Company’s Condensed Consolidated Balance Sheet as of April 3, 2016, and will remain so while the notes are convertible. The 0.5% Notes due 2020 may be reclassified as long-term debt if the merger is cancelled.

Concurrently with the issuance of the 0.5% Notes due 2020, the Company purchased a convertible bond hedge in which counterparties agreed to sell to the Company up to approximately 16.3 million shares of the Company’s common stock, which is the number of shares initially issuable upon conversion of the 0.5% Notes due 2020 in full, at a price of $92.19 per share. The convertible bond hedge agreement contains provisions where the number of shares to be sold under the convertible bond hedge transaction and the conversion price will be adjusted if the Company pays a cash dividend greater than a regular quarterly cash dividend of $0.225 per share or makes a distribution to all or substantially all holders of its common stock. Adjusting for dividends paid through April 3, 2016, the counterparties agreed to sell to the Company up to approximately 16.4 million shares of the Company’s common stock, which is the number of shares issuable upon conversion of the 0.5% Notes due 2020 in full, at a price of $91.74 per share as of April 3, 2016. This convertible bond hedge transaction will terminate upon the earlier of the maturity date of the 0.5% Notes due 2020 or the first day none of the 0.5% Notes due 2020 remain outstanding due to conversion or otherwise. As of April 3, 2016, the Company had not purchased any shares under this convertible bond hedge agreement. Settlement of the convertible bond hedge in net shares, based on the number of shares issuable upon conversion of the 0.5% Notes due 2020, on the maturity date would result in the Company receiving net shares equivalent to the number of shares issuable by the Company upon conversion of the 0.5% Notes due 2020. Should there be an early unwind of the convertible bond hedge transaction, the number of net shares potentially received by the Company will depend upon 1) the then existing overall market conditions, 2) the Company’s stock price, 3) the volatility of the Company’s stock, and 4) the amount of time remaining before expiration of the convertible bond hedge.

In addition, concurrent with the issuance of the 0.5% Notes due 2020, the Company sold warrants to purchase up to approximately 16.3 million shares of the Company’s common stock at an exercise price of $122.9220 per share. The warrant agreements contain provisions whereby the number of shares to be acquired under the warrants and the strike price are adjusted if the Company pays a cash dividend greater than a regular quarterly cash dividend of $0.225 per share to holders of its common stock.  Adjusting for dividends paid through April 3, 2016, holders of the warrants may acquire up to approximately 16.4 million shares of the Company’s common stock at a strike price of $122.3181 per share as of April 3, 2016.  The warrants mature on 40 different dates from January 13, 2021 through March 11, 2021, are automatically exercised at maturity, and are settled on a net share basis.  The value of the warrants was initially recorded in equity and through April 3, 2016, continued to be classified as equity.  In the first quarter of fiscal 2016, the Company amended all the warrants associated with the 0.5% Notes due 2020 to specify the methodologies to determine the amount that will be payable to the warrant counterparties upon the closing of the merger with Western Digital. Additionally, 80% of the warrants associated with the 0.5% Notes due 2020 were amended to contain a potential downward adjustment to the strike price to reflect the economic effect of a merger announcement in the event such merger is subsequently cancelled.  If the merger with Western Digital does not close, all warrants associated with the 0.5% Notes due 2020 will remain outstanding in equity. In the first quarter of 2016, the Company recorded a charge of $5.5 million in other income (expense) due to these warrant amendments.

Note 8.	Stock Repurchases

As of April 3, 2016, $1.88 billion remained available for stock repurchases under the Company’s authorized stock repurchase program; however, due to the pending acquisition of the Company by Western Digital, the Company is contractually obligated to suspend all stock repurchases under this program effective in the fourth quarter of 2015. See Note 1, “Organization and Summary of Significant Accounting Policies–Pending Acquisition by Western Digital Corporation.”

During the first quarter of 2016, the Company spent $30.5 million to settle employee tax withholding obligations due upon the vesting of restricted stock units and withheld an equivalent value of shares from the shares provided to the employees upon vesting.

Note 9.	Share-based Compensation

Share-based Benefit Plans

Share-based Plans. The Company has a share-based compensation program that provides its Board of Directors with broad discretion in creating equity incentives for employees, officers, non-employee board members and non-employee service providers. This program includes incentive and non-statutory stock option awards, stock appreciation right awards (“SARs”), restricted stock unit (“RSU”) awards, performance-based cash bonus awards for Section 16 executive officers and an automatic grant program for non-employee board members pursuant to which such individuals receive option grants or other stock awards at designated intervals over their period of board service. These awards are granted under various share incentive plans, all of which are stockholder approved. Stock option awards generally vest as follows: 25% of the shares vest on the first anniversary of the vesting commencement date and the remaining 75% vest proportionately each quarter over the next 12 quarters of continued service. RSU awards generally vest in equal annual installments over a four-year period. Grants to non-employee board members generally vest in one installment on the earlier of (i) the first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date. Additionally, the Company has an Employee Stock Purchase Plan (“ESPP”) that allows employees to purchase shares of common stock at 85% of the fair market value at the subscription date or the date of purchase, whichever is lower.

Valuation Assumptions

Option Plan Shares. The fair value of the Company’s stock options granted to employees, officers and non-employee board members was estimated using the following weighted-average assumptions.

	Three months ended
	April 3, 2016	March 29, 2015
Dividend yield	—%	1.52%
Expected volatility	0.22	0.32
Risk-free interest rate	1.20%	1.18%
Expected term	4.1 years	4.2 years
Estimated annual forfeiture rate	8.20%	8.79%
Weighted-average fair value at grant date	$15.05	$19.56

RSU Plan Shares. The fair value of the Company’s RSU awards granted was based upon the closing price of the Company’s stock price on the date of grant.

Employee Stock Purchase Plan Shares. The fair value of shares issued under the Company’s ESPP program was estimated using the following weighted-average assumptions:

	Three months ended
	April 3, 2016	March 29, 2015
Dividend yield	—%	1.52%
Expected volatility	0.24	0.36
Risk-free interest rate	0.42%	0.07%
Expected term	½ year	½ year
Weighted-average fair value at purchase date	$13.26	$20.20

Share-based Compensation Plan Activities

Stock Options and SARs. A summary of stock option and SARs activities under all of the Company’s share-based compensation plans as of April 3, 2016 and changes during the first quarter of 2016 are presented below:

	Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In thousands)
Options and SARs outstanding as of January 3, 2016	4,173	$60.57	4.2	$72,093
Granted	13	$75.80
Exercised	(526)	$38.65		$18,169
Forfeited	(58)	$74.19
Expired	(4)	$82.61
Options and SARs outstanding as of April 3, 2016	3,598	$63.58	4.2	$52,688
Options and SARs vested and expected to vest after April 3, 2016, net of forfeitures	3,467	$63.07	4.2	$52,302
Options and SARs exercisable as of April 3, 2016	2,147	$56.87	3.5	$44,283

As of April 3, 2016, the total unrecognized compensation cost related to stock options, net of estimated forfeitures, was approximately $22.2 million, and this amount is expected to be recognized over a weighted-average period of approximately 2.1 years. As of April 3, 2016, the Company had fully expensed all of its SAR awards.

Restricted Stock Units. RSUs are settled in shares of the Company’s common stock upon vesting on a one-for-one basis. Typically, vesting of RSUs is subject to the employee’s continuing service to the Company. The cost of these awards is determined using the fair value of the Company’s common stock on the date of grant, and compensation is recognized on a straight-line basis over the requisite vesting period.

A summary of the changes in RSUs outstanding under the Company’s share-based compensation plans during the first quarter of 2016 are presented below:

	Shares	Weighted-Average Grant Date Fair Value Per Share	Aggregate Fair Market Value (1)
	(In thousands)		(In thousands)
Non-vested share units as of January 3, 2016	5,569	$72.47
Granted	2,718	$68.35
Vested	(1,495)	$67.29	$102,793
Forfeited	(164)	$75.09
Non-vested share units as of April 3, 2016	6,628	$71.89

(1)	Aggregate Fair Market Value represents the aggregated market value of RSUs vested during the period as of their individual vest dates.

The number of vested RSUs includes shares of common stock that the Company withheld on behalf of employees to satisfy the minimum statutory tax withholding requirements. Total payments for the employees’ tax obligations to taxing authorities are reflected as a financing activity within the Condensed Consolidated Statements of Cash Flows. These net-share settlements had the same effect as share repurchases by the Company as the net share settlements reduced and retired the number of shares that would have otherwise been issued as a result of the vesting. See Note 8, “Stock Repurchases.”

As of April 3, 2016, the total unrecognized compensation cost related to RSUs, net of estimated forfeitures, was approximately $371.2 million, and this amount is expected to be recognized over a weighted-average period of approximately 3.0 years.

Employee Stock Purchase Plan. As of April 3, 2016, the total unrecognized compensation cost related to ESPP was approximately $0.8 million and will be recognized over the planned purchase interval.

Share-based Compensation Expense. The following tables set forth the detailed allocation of the share-based compensation expense:

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Share‑based compensation expense by caption:
Cost of revenue	$5,376	$4,062
Research and development	21,960	21,043
Sales and marketing	9,355	9,535
General and administrative	7,008	6,770
Total share‑based compensation expense	43,699	41,410
Total tax benefit recognized	(11,903)	(11,069)
Decrease in net income	$31,796	$30,341
Share‑based compensation expense by type of award:
Stock options	$5,809	$8,028
RSUs	35,705	30,225
ESPP	2,185	3,157
Total share‑based compensation expense	43,699	41,410
Total tax benefit recognized	(11,903)	(11,069)
Decrease in net income	$31,796	$30,341

Share-based compensation expense of $5.3 million and $5.4 million related to manufacturing personnel was capitalized into inventory as of April 3, 2016 and January 3, 2016, respectively.

Grant Date Fair Value of Vested Options and RSUs. The total grant date fair value of options and RSUs vested during the period was as follows:

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Options	$8,065	$10,787
RSUs	100,584	79,628
Total grant date fair value of options and RSUs vested during the period	$108,649	$90,415

Note 10.	Restructuring and Other

The Company recorded the following in Restructuring and other:

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Restructuring costs:
2014 Restructuring Plan	$(203)	$4,250
2015 Restructuring Plan	228	—
Total restructuring costs	25	4,250
Other costs	22	36,291
Total restructuring and other	$47	$40,541

Restructuring Costs.

2014 Restructuring Plan. During 2014, the Company implemented a restructuring plan which primarily consisted of reductions in workforce in certain functions of the organization in the U.S. and certain foreign countries, and losses on excess lease obligations and asset disposals, related to redundant activities due to the acquisition of Fusion‑io, Inc. (“Fusion‑io”), as well as the realignment of certain projects (the “2014 Restructuring Plan”). All expenses, including adjustments, associated with the 2014 Restructuring Plan are included in Restructuring and other in the Condensed Consolidated Statements of Operations.

The following table sets forth an analysis of the components of the restructuring charges, adjustments and payments made against the reserve as of April 3, 2016:

Other Charges
(In thousands)
Accrual balance at January 3, 2016	$1,802
Adjustments	(203)
Cash payments	(270)
Accrual balance at April 3, 2016	$1,329

All of the remaining restructuring reserve relates to an excess lease obligation, which the Company anticipates will be paid over the remaining lease term through year 2021.

2015 Restructuring Plan. During the second quarter of 2015, the Company implemented a restructuring plan which consisted of global reductions in workforce in manufacturing operations, research and development, sales and marketing, and general and administrative functions, related to business conditions and a realignment of certain projects (the “2015 Restructuring Plan”). All expenses, including adjustments, associated with the 2015 Restructuring Plan are included in Restructuring and other in the Condensed Consolidated Statements of Operations.

The following table sets forth an analysis of the components of the restructuring charges, adjustments and payments made against the reserve as of April 3, 2016:

Severance and Benefits
(In thousands)
Accrual balance at January 3, 2016	$1,394
Adjustments	228
Cash payments	(1,327)
Non-cash items	(67)
Accrual balance at April 3, 2016	$228

The Company anticipates that the majority of the remaining restructuring reserve balance will be paid out in cash by the middle of 2016.

Other Costs. During the first quarter of 2016, the Company recognized other costs related to the final litigation settlement related to the Fusion‑io acquisition. During the first quarter of 2015, the Company recognized other costs of $36.3 million related primarily to legal settlements and also to the Fusion‑io post-merger integration expenses.

Note 11.	Provision for (Benefit from) Income Taxes

The following table presents the provision for (benefit from) income taxes and the effective tax rate:

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands, except percentages)
Provision for (benefit from) income taxes	$43,408	$(5,408)
Tax rate	35.6	(16.1)

The provision for income taxes for the three months ended April 3, 2016 prior to discrete items differs from the U.S. statutory tax rate of 35% due primarily to the tax impact of earnings from foreign operations, state taxes, non-deductibility of certain share-based compensation and tax-exempt interest income. Earnings and taxes resulting from foreign operations are largely attributable to the Company’s Chinese, Irish, Israeli, Japanese and Malaysian entities. The higher effective tax rate for the three months ended April 3, 2016 compared with the same period in 2015, is primarily related to a discrete benefit recorded as a result of tax audit settlements and lower pre-tax profit, both during the three months ended March 29, 2015. As of April 3, 2016, the Company believes that most of its deferred tax assets are more likely than not to be realized, except for certain loss and credit carry forwards in certain U.S. and foreign tax jurisdictions.

As of April 3, 2016, the Company had not made a provision for U.S. income taxes or foreign withholding taxes on $1.55 billion of undistributed earnings of foreign subsidiaries as the Company intends to indefinitely reinvest these earnings outside the U.S. to fund its international capital expenditures and operating requirements. The Company determined that it is not practicable to calculate the amount of unrecognized deferred tax liability related to these cumulative unremitted earnings. If these earnings were distributed to the U.S., the Company would be subject to additional U.S. income taxes and foreign withholding taxes reduced by any available foreign tax credits.

Unrecognized tax benefits were $119.1 million and $104.2 million as of April 3, 2016 and January 3, 2016, respectively. Unrecognized tax benefits that would impact the effective tax rate in the future were approximately $79.4 million at April 3, 2016. Income tax expense for the three months ended April 3, 2016 and March 29, 2015 included expense of $0.6 million of interest and penalties and a benefit of $3.2 million from a reversal of interest and penalties, respectively. It is reasonably possible that the unrecognized tax benefits could decrease by approximately $7.7 million within the next 12 months as a result of the expiration of statutes of limitations and potential settlements of tax authority examinations. The Company is currently under audit by several tax authorities in which the timing of the resolution and/or closure of these audits is highly uncertain. Therefore it is not possible to estimate other changes to the amount of unrecognized tax benefits for positions existing as of April 3, 2016.

The Company is currently under audit by various state and international tax authorities. While the Company believes it has an adequate provision for the years under audit, there is still a possibility that an adverse outcome from these matters could have a material effect on the Company’s financial position, results of operations or liquidity. The Company cannot reasonably estimate the outcome of these examinations, or provide assurance that the outcome from these examinations will not materially harm the Company’s financial position, results of operations or liquidity.

Note 12.	Net Income per Share

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands, except per share amounts)
Numerator for basic net income per share:
Net income	$78,353	$39,025
Denominator for basic net income per share:
Weighted-average common shares outstanding	201,928	211,428
Basic net income per share	$0.39	$0.18

Numerator for diluted net income per share:
Net income	$78,353	$39,025
Denominator for diluted net income per share:
Weighted-average common shares outstanding	201,928	211,428
Incremental common shares attributable to exercise of outstanding employee stock options, SARs and ESPP (assuming proceeds would be used to purchase common stock), and RSUs	2,002	2,581
1.5% Notes due 2017	5,858	7,427
Warrants issued in conjunction with the 1.5% Notes due 2017	135	2,613
Shares used in computing diluted net income per share	209,923	224,049
Diluted net income per share	$0.37	$0.17

Anti-dilutive shares excluded from net income per share calculation	34,702	34,262

Basic earnings per share exclude any dilutive effects of stock options, SARs, RSUs, warrants and convertible debt.

Diluted earnings per share in the first quarter of 2016 includes the dilutive effects of stock options, SARs, RSUs, ESPP, the 1.5% Notes due 2017 and certain warrants issued in conjunction with the 1.5% Notes due 2017. Certain common stock issuable under stock options, RSUs, the 0.5% Notes due 2020 and warrants issued in conjunction with the 0.5% Notes due 2020, have been omitted from the 2016 diluted net income per share calculations because their inclusion is considered anti-dilutive.

Diluted earnings per share in the first quarter of 2015 includes the dilutive effects of stock options, SARs, RSUs, ESPP, the 1.5% Notes due 2017 and warrants issued in conjunction with the 1.5% Notes due 2017. Certain common stock issuable under stock options, RSUs, the 0.5% Notes due 2020 and warrants issued in conjunction with the 0.5% Notes due 2020, have been omitted from the 2015 diluted net income per share calculation because their inclusion is considered anti-dilutive.

Note 13.	Commitments, Contingencies and Guarantees

Flash Ventures

Flash Ventures, the Company’s business ventures with Toshiba Corporation (“Toshiba”), consists of three separate legal entities: Flash Partners Ltd., Flash Alliance Ltd. and Flash Forward Ltd. The Company has a 49.9% ownership interest in each of these entities and Toshiba owns 50.1% of each of these entities. Through these ventures, the Company and Toshiba have collaborated in the development and manufacture of NAND flash memory products, which are manufactured by Toshiba at its wafer fabrication facilities located in Yokkaichi, Japan, using semiconductor manufacturing equipment owned or leased by Flash Ventures. The entities within Flash Ventures purchase wafers from Toshiba at cost and then resell those wafers to the Company and Toshiba at cost plus a markup. The Company accounts for its ownership position in each Flash Ventures entity under the equity method of accounting. The Company is committed to purchase its provided three-month forecast of Flash Ventures’ NAND wafer supply, which generally equals 50% of Flash Ventures’ output. The Company is not able to estimate its total wafer purchase commitment obligation beyond its rolling three-month purchase commitment because the price is determined by reference to the future cost of producing the semiconductor wafers. In addition, the Company is committed to fund 49.9% to 50% of Flash Ventures’ costs to the extent that Flash Ventures’ revenue from wafer sales to the Company and Toshiba are insufficient to cover these costs. In the first quarter of 2016, the Company began a 5% wafer capacity expansion comprised of both 2-dimensional (“2D”) and 3-dimensional (“3D”) NAND, with completion expected in the second quarter of 2016.

Flash Partners. Flash Partners Ltd. (“Flash Partners”) was formed in 2004. NAND flash memory products provided to the Company by this venture are manufactured by Toshiba primarily at its 300-millimeter wafer fabrication facility (“Fab 3”) located in Yokkaichi, Japan. As of April 3, 2016, the Company had notes receivable from Flash Partners of $25.9 million, denominated in Japanese yen. These notes are secured by the equipment purchased by Flash Partners with the note proceeds. The Company also has guarantee obligations to Flash Partners; see “Off-Balance Sheet Liabilities.” As of April 3, 2016 and January 3, 2016, the Company had an equity investment in Flash Partners of $184.0 million and $170.4 million, respectively, denominated in Japanese yen, adjusted by $5.3 million and ($7.2) million, respectively, of cumulative translation adjustments recorded in AOCI. Flash Partners’ share of the Fab 3 fabrication facility is fully equipped.

Flash Alliance. Flash Alliance Ltd. (“Flash Alliance”) was formed in 2006. NAND flash memory products provided to the Company by this venture are manufactured by Toshiba primarily at its 300-millimeter wafer fabrication facility (“Fab 4”) located in Yokkaichi, Japan. As of April 3, 2016, the Company had notes receivable from Flash Alliance of $219.4 million, denominated in Japanese yen. These notes are secured by the equipment purchased by Flash Alliance with the note proceeds. The Company also has guarantee obligations to Flash Alliance; see “Off-Balance Sheet Liabilities.” As of April 3, 2016 and January 3, 2016, the Company had an equity investment in Flash Alliance of $278.7 million and $252.7 million, respectively, denominated in Japanese yen, adjusted by ($26.8) million and ($45.3) million, respectively, of cumulative translation adjustments recorded in AOCI. Flash Alliance’s share of the Fab 4 fabrication facility is fully equipped.

Flash Forward. Flash Forward Ltd. (“Flash Forward”) was formed in 2010. NAND flash memory products provided to the Company by this venture are manufactured by Toshiba primarily at its 300-millimeter wafer fabrication facility (“Fab 5”) located in Yokkaichi, Japan. Fab 5 was built in two phases of approximately equal size. Phase 1 of Fab 5 is fully equipped and the majority of Phase 2 of Fab 5 is equipped. As of April 3, 2016, the Company had notes receivable from Flash Forward of $100.4 million, denominated in Japanese yen. These notes are secured by the equipment purchased by Flash Forward with the note proceeds. The Company also has guarantee obligations to Flash Forward; see “Off-Balance Sheet Liabilities.” As of April 3, 2016 and January 3, 2016, the Company had an equity investment in Flash Forward of $91.0 million and $81.8 million, respectively, denominated in Japanese yen, adjusted by ($22.3) million and ($28.3) million, respectively, of cumulative translation adjustments recorded in AOCI.

New Fab 2. In October 2015, the Company entered into a facility agreement (“New Fab 2 Agreement”) with Toshiba related to the construction and operation of Toshiba’s “New Fab 2” fabrication facility, which is primarily intended to provide space to convert 2D NAND capacity at Yokkaichi, Japan to 3D NAND. The Company expects that New Fab 2 will accommodate conversion of somewhat less than half of the current Fab 3, Fab 4 and Fab 5 2D NAND capacity to 3D NAND. The Company began production wafers in New Fab 2 in January 2016, and is now receiving initial 3D NAND production output from New Fab 2. Under the New Fab 2 Agreement, the Company is committed to 50% of New Fab 2’s start-up costs, as well as 50% of the initial production ramp in New Fab 2.

Inventory Purchase Commitments with Flash Ventures. Purchase orders placed under Flash Ventures for up to three months are binding and cannot be canceled. These outstanding purchase commitments are included as part of the total “Noncancelable production purchase commitments” in the “Contractual Obligations” table.

Off-Balance Sheet Liabilities

Flash Ventures. Flash Ventures sells and leases back from a consortium of financial institutions (“lessors”) a portion of its tools and has entered into equipment master lease agreements of which the Company guarantees half of the total outstanding obligations. As of April 3, 2016, the total amount of the Company’s guarantee obligation of Flash Ventures’ master lease agreements, which reflects future payments and any lease adjustments, was 110.3 billion Japanese yen, or approximately $984 million, based upon the exchange rate at April 3, 2016.

The master lease agreements contain customary covenants for Japanese lease facilities. In addition to containing customary events of default related to Flash Ventures that could result in an acceleration of Flash Ventures’ obligations, the master lease agreements contain an acceleration clause for certain events of default related to the Company as guarantor, including, among other things, the Company’s failure to maintain a minimum stockholders’ equity of at least $1.51 billion. As of April 3, 2016, the Company’s stockholders’ equity of $5.33 billion was in compliance with the related covenant under Flash Ventures’ master lease agreements. If the Company’s stockholders’ equity were to fall below $1.51 billion, or other events of default occur, Flash Ventures would become non-compliant with certain covenants under its master lease agreements and would be required to negotiate a resolution to the non-compliance to avoid acceleration of the Company’s guarantee obligations under the master lease agreements. Such resolution could include, among other things, supplementary security to be supplied by the Company, as guarantor, or increased interest rates or waiver fees, should the lessors decide they need additional collateral or financial consideration under the circumstances. If a non-compliance event were to occur and if the Company failed to reach a resolution, the Company could be required to pay a portion or the entire outstanding lease obligations covered by its guarantees under such Flash Ventures master lease agreements. The closing of the proposed merger with Western Digital is not expected to cause an event of default under the master lease agreements.

The following table details the Company’s portion of the remaining guarantee obligations under each of Flash Ventures’ master lease facilities (both initial and refinanced leases) in both Japanese yen and U.S. dollar-equivalent based upon the exchange rate at April 3, 2016:

Master Lease Agreements by Execution Date	Lease Type	Lease Amounts		Expiration
		(Japanese yen, in billions)	(U.S. dollar, in thousands)
Flash Partners:
March 2014	Initial	¥3.0	$27,047	2019
December 2014	Initial	2.4	21,485	2019
February 2016	Initial	9.8	87,759	2021
		15.2	136,291
Flash Alliance:
March 2012	Initial	2.8	24,683	2017
July 2012	Refinanced	4.4	39,213	2017
March 2014	Initial	3.1	27,502	2019
May 2014	Initial	4.0	36,008	2019
August 2014	Initial	4.4	40,269	2019
December 2014	Initial	3.7	33,108	2019
March 2015	Initial	7.8	69,879	2020
June 2015	Initial	6.0	53,263	2020
August 2015	Initial	4.1	36,180	2020
September 2015	Initial	3.6	31,844	2020
December 2015	Initial	1.9	16,890	2020
		45.8	408,839
Flash Forward:
November 2011	Initial	4.4	39,172	2016
March 2012	Initial	2.5	22,649	2017
July 2012	Initial	1.1	9,382	2017
December 2014	Initial	3.8	33,637	2019
June 2015	Initial	4.2	37,845	2020
August 2015	Initial	6.8	60,207	2020
September 2015	Initial	2.2	19,937	2020
December 2015	Initial	9.5	84,320	2020
February 2016	Initial	9.8	87,600	2021
March 2016	Initial	5.0	44,602	2021
		49.3	439,351
Total guarantee obligations		¥110.3	$984,481

The following table details the breakdown of the Company’s remaining guarantee obligations between the principal amortization and the purchase option exercise price at the end of the term of the master lease agreements, in annual installments as of April 3, 2016 in U.S. dollars based upon the Japanese yen to U.S. dollar exchange rate at April 3, 2016:

Annual Installments	Payment of Principal Amortization	Purchase Option Exercise Price at Final Lease Terms	Guarantee Amount
	(In thousands)
Year 1	$249,406	$51,407	$300,813
Year 2	188,937	22,043	210,980
Year 3	156,281	34,865	191,146
Year 4	104,591	53,090	157,681
Year 5	41,387	82,474	123,861
Total guarantee obligations	$740,602	$243,879	$984,481

Guarantees

Indemnification Agreements. The Company has agreed to indemnify suppliers and customers for alleged IP infringement. The scope of such indemnity varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. The Company may periodically engage in litigation as a result of these indemnification obligations. The

Company’s insurance policies exclude coverage for third‑party claims for patent infringement. Although the liability is not remote, the nature of the patent infringement indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to its suppliers and customers. Historically, the Company has not made any significant indemnification payments under any such agreements. As of April 3, 2016 and January 3, 2016, no amounts have been accrued in the Condensed Consolidated Financial Statements with respect to these indemnification guarantees.

As permitted under Delaware law and the Company’s certificate of incorporation and bylaws, the Company has agreements, or has assumed agreements in connection with its acquisitions, whereby it indemnifies certain of its officers and employees, and each of its directors for certain events or occurrences while the officer, employee or director is, or was, serving at the Company’s or the acquired company’s request in such capacity. The term of the indemnification period is for the officer’s, employee’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is generally unlimited; however, the Company has a Director and Officer insurance policy that may reduce its exposure and enable it to recover all or a portion of any future amounts paid. The Company had no liabilities recorded for these agreements as of April 3, 2016 and January 3, 2016, as these liabilities are not reasonably estimable even though liabilities under these agreements are not remote.

The Company and Toshiba have agreed to mutually contribute to, and indemnify each other and Flash Ventures for, environmental remediation costs or liability resulting from Flash Ventures’ manufacturing operations in certain circumstances. The Company and Toshiba have also entered into patent indemnification agreements under which, in many cases, the Company will share in the expenses associated with the defense and cost of settlement associated with such claims. These agreements provide limited protection for the Company against third‑party claims that NAND flash memory products manufactured and sold by Flash Ventures infringe third‑party patents. The Company has not made any indemnification payments, nor recorded any indemnification receivables, under any such agreements. As of April 3, 2016 and January 3, 2016, no amounts have been accrued in the Condensed Consolidated Financial Statements with respect to these indemnification guarantees.

Contractual Obligations and Off-Balance Sheet Arrangements

The following tables summarize the Company’s contractual cash obligations, commitments and off-balance sheet arrangements at April 3, 2016, and the effect such obligations are expected to have on its liquidity and cash flows in future periods.

Contractual Obligations. Contractual cash obligations and commitments as of April 3, 2016 were as follows:

	Total		1 Year (Remaining 9 months in 2016)	2 - 3 Years (2017 and 2018)	4 - 5 Years (2019 and 2020)	More than 5 Years (Beyond 2020)
	(In thousands)
Facility and other operating leases	$51,192	(5)	$10,088	$20,651	$13,901	$6,552
Flash Ventures and other related commitments(1)	5,079,659	(5)(6)	1,575,378	1,983,656	1,083,671	436,954
Convertible senior notes(2)	2,556,641		14,975	1,026,666	1,515,000	—
Warrant liability(3)	417,934		—	417,934	—	—
Noncancelable production purchase commitments(4)	318,278	(5)	318,278	—	—	—
Capital equipment purchase commitments	60,113		59,973	140	—	—
Operating expense commitments	53,108		50,514	2,594	—	—
Total contractual cash obligations	$8,536,925		$2,029,206	$3,451,641	$2,612,572	$443,506

(1)
Includes reimbursement for depreciation and lease payments on owned and committed equipment, funding commitments for loans and equity investments and reimbursement for other committed expenses, including research and development. Funding commitments assume no additional operating lease guarantees; additional operating lease guarantees can reduce funding commitments.

(2)
Includes principal and interest on both the 1.5% Notes due 2017 and the 0.5% Notes due 2020 based upon the original maturities and does not give effect to the potential conversion by the holders. If the merger with Western Digital closes, the Company expects the holders of these notes to exercise their rights to convert. See Note 7, “Financing Arrangements.”

(3)
Represents the liability for the terminated warrants associated with the 1.5% Notes due 2017. The liability is due by August 2017, but will be accelerated if the Western Digital merger is completed and payable shortly thereafter. See Note 7, “Financing Arrangements.”

(4)	Includes production purchase commitments to Flash Ventures and other suppliers.

(5)
Includes amounts denominated in a currency other than the U.S. dollar, which are subject to fluctuation in exchange rates prior to payment and have been translated using the exchange rate at April 3, 2016.

(6)	Excludes amounts related to the master lease agreements’ purchase option exercise price at final lease term.

The Company has excluded $99.5 million of unrecognized tax benefits (which includes penalties and interest) from the contractual obligation table above due to the uncertainty with respect to the timing of associated future cash flows at April 3, 2016. The Company is unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authorities.

As discussed previously, if the merger agreement with Western Digital is terminated under specific circumstances as described in the merger agreement, Western Digital or the Company may be required to pay the other party approximately $553 million. See Note 1, “Organization and Summary of Significant Accounting Policies–Pending Acquisition by Western Digital Corporation” and Note 7, “Financing Arrangements.”

Off-Balance Sheet Arrangements. Off-balance sheet arrangements were as follows:

April 3, 2016
(In thousands)
Guarantee of Flash Ventures equipment leases (1)	$984,481

(1)	The Company’s guarantee obligation, net of cumulative lease payments, was 110.3 billion Japanese yen, or approximately $984 million based upon the exchange rate at April 3, 2016.

The Company leases many of its office facilities and operating equipment for various terms under long-term, noncancelable operating lease agreements. The leases expire at various dates from 2016 through 2024. Future minimum lease payments are presented below:

Future minimum lease payments
(In thousands)
Year:
2016 (Remaining 9 months)	$10,218
2017	11,747
2018	9,232
2019	7,013
2020	6,888
2021 and thereafter	6,552
Operating leases, gross	51,650
Sublease income to be received in the future under noncancelable subleases	(458)
Operating leases, net	$51,192

Net rent expense was as follows:

	Three months ended
	April 3, 2016	March 29, 2015
	(In thousands)
Rent expense, net	$2,777	$4,080

Note 14.	Related Parties and Strategic Investments

Flash Ventures with Toshiba. The Company owns 49.9% of each entity within Flash Ventures and accounts for its ownership position under the equity method of accounting. The Company’s obligations with respect to Flash Ventures’ master lease agreements, take-or-pay supply arrangements and R&D cost sharing are described in Note 13, “Commitments, Contingencies and Guarantees.” The financial and other support provided by the Company in all periods presented was either contractually required or the result of a joint decision to expand wafer capacity, transition to new technologies or refinance existing equipment lease commitments. Entities within Flash Ventures are variable interest entities (“VIEs”). The Company evaluated whether it is the primary beneficiary of any of the entities within Flash Ventures for all periods presented and determined that it is not the primary beneficiary of any of the entities within Flash Ventures because it does not have a controlling financial interest in any of those entities. In determining whether the Company is the primary beneficiary, the Company analyzed the primary purpose and design of Flash Ventures, the activities that most significantly impact Flash Ventures’ economic performance, and whether the Company had the power to direct those activities. The Company concluded, based upon its 49.9% ownership, the voting structure and the manner in which the day-to-day operations are conducted for each entity within Flash Ventures, that the Company lacked the power to direct most of the activities that most significantly impact the economic performance of each entity within Flash Ventures.

The Company purchased NAND flash memory wafers from Flash Ventures and made investments and loans to Flash Ventures totaling $548.9 million and $503.8 million during the first quarters of 2016 and 2015, respectively. The Company received loan repayments from Flash Ventures of $234.5 million and $89.7 million during the first quarters of 2016 and 2015, respectively. At April 3, 2016 and January 3, 2016, the Company had accounts payable balances due to Flash Ventures of $194.3 million and $177.5 million, respectively.

The Company’s maximum reasonably estimable loss exposure (excluding lost profits), based upon the exchange rate at each respective balance sheet date, as a result of its involvement with Flash Ventures, is presented below. Flash Ventures’ investments are denominated in Japanese yen and the maximum possible loss exposure excludes any cumulative translation adjustment due to revaluation from the Japanese yen to the U.S. dollar.

	April 3, 2016	January 3, 2016
	(In millions)
Notes receivable	$346	$505
Equity investments	554	505
Operating lease guarantees	984	766
Prepayments	37	40
Maximum estimable loss exposure	$1,921	$1,816

Note 15.	Litigation

From time to time, the Company is involved in various litigation matters, including those described below, among others. The litigation proceedings in which the Company is involved from time to time may include matters such as IP, antitrust, commercial, labor, class action and insurance disputes. The semiconductor industry is characterized by significant litigation seeking to enforce patent and other IP rights. The Company has enforced, and likely will continue to enforce, its own IP rights through litigation and related proceedings.

In each case listed below where the Company is the defendant, the Company intends to vigorously defend the action. At this time, the Company does not believe it is reasonably possible that losses related to the litigation described below have occurred beyond the amounts, if any, which have been accrued. However, legal discovery and litigation is highly unpredictable and future legal developments may cause current estimates to change in future periods.

Ritz Camera Federal Antitrust Class Action. On June 25, 2010, Ritz Camera & Image, LLC (“Ritz”) filed a complaint in the U.S. District Court for the Northern District of California (the “District Court”), alleging that the Company violated federal antitrust law by conspiring to monopolize and monopolizing the market for flash memory products. The lawsuit captioned Ritz Camera & Image, LLC v. SanDisk Corporation, Inc. and Eliyahou Harari, former SanDisk Corporation Chief Executive Officer, purports to be on behalf of direct purchasers of flash memory products sold by the Company and joint ventures controlled by the Company from June 25, 2006 through the present. The complaint alleges that the Company created and maintained a monopoly by fraudulently obtaining patents and using them to restrain competition and by allegedly converting other patents for its competitive use. On February 24, 2011, the District Court issued an Order granting in part and denying in part the Company’s motion to dismiss, which resulted in Dr. Harari being dismissed as a defendant. On September 19, 2011, the Company filed a petition for permission to file an interlocutory appeal in the U.S. Court of Appeals for the Federal Circuit (the “Federal Circuit”) for the portion of the District Court’s Order denying the Company’s motion to dismiss based on Ritz’s lack of standing to pursue Walker Process antitrust claims. On October 27, 2011, the District Court administratively closed the case pending the Federal Circuit’s ruling on the Company’s petition. On November 20, 2012, the Federal Circuit affirmed the District Court’s order denying SanDisk’s motion to dismiss. On December 2, 2012, the Federal Circuit issued its mandate returning the case to the District Court. On July 5, 2013, the District Court granted Ritz’s motion to substitute in Albert Giuliano, the Chapter 7 Trustee of the Ritz bankruptcy estate, as the plaintiff in this case. On October 1, 2013, the District Court granted the Trustee’s motion for leave to file a third amended complaint, which adds CPM Electronics Inc. and E.S.E. Electronics, Inc. as named plaintiffs. On September 19, 2014, the District Court granted the plaintiffs’ motion for leave to file a fourth amended complaint, which adds a cause of action for attempted monopolization and adds MFLASH as a named plaintiff. The plaintiffs filed a motion for class certification, and the Company filed a motion for summary judgment as to all of the plaintiffs’ asserted claims. On May 14, 2015, the District Court granted in part and denied in part plaintiffs’ motion for class certification. On June 22, 2015, the District Court denied the Company’s motion for summary judgment without prejudice to refile its motion once the class notice has been approved and the period for class members to opt out has expired. After the opt-out period expired, the Company renewed its motion for summary judgment. On April 29, 2016, the court granted the Company's motion for summary judgment and entered judgment in SanDisk's favor as to all of the plaintiffs’ claims.

Samsung Federal Antitrust Action Against Panasonic and SD‑3C. On July 15, 2010, Samsung Electronics Co., Ltd. (“Samsung”) filed an action in the U.S. District Court for the Northern District of California (the “District Court”) alleging various claims against Panasonic Corporation and Panasonic Corporation of North America (collectively, “Panasonic”) and SD‑3C, LLC (“SD‑3C”) under federal antitrust law pursuant to Sections 1 and 2 of the Sherman Act, and under California antitrust and unfair competition laws relating to the licensing practices and operations of SD‑3C. The complaint seeks an injunction against collection of Secure Digital (“SD”) card royalties, treble damages, restitution, pre- and post-judgment interest, costs, and attorneys’ fees, as well as a declaration that Panasonic and SD‑3C engaged in patent misuse and that the patents subject to such alleged misuse should be held unenforceable. The Company is not named as a defendant in this case, but it established SD‑3C along with Panasonic and Toshiba, and the complaint includes various factual allegations concerning the Company. As a member of SD‑3C, the Company may be responsible for a portion of any monetary award. Other requested relief, including an injunction or declaration of patent misuse, could result in a loss of revenue to the Company. The defendants filed a motion to dismiss on September 24, 2010, and Samsung filed a first amended complaint on October 14, 2010. On August 25, 2011, the District Court dismissed the patent misuse claim with prejudice but gave Samsung leave to amend its other claims. Samsung filed a second amended complaint on September 16, 2011. On January 3, 2012, the District Court granted the defendants’ motion to dismiss Samsung’s complaint without leave to amend. Samsung appealed. On April 4, 2014, the U.S. Court of Appeals for the Ninth Circuit (the “Appeals Court”) issued a decision reversing the District Court’s dismissal on statute of limitations grounds and remanding the case to the District Court for further proceedings. The Appeals Court denied the defendants’ petition for rehearing and issued its mandate to send the case back to the District Court. On November 12, 2014, the defendants filed a petition for writ of certiorari with the U.S. Supreme Court, which the U.S. Supreme Court subsequently denied. Samsung filed a third amended complaint on January 20, 2015. On February 13, 2015, the defendants filed a motion to dismiss, which the District Court granted with respect to certain antitrust allegations, with leave to amend, and with respect to Panasonic’s U.S. subsidiary and denied in all other respects on September 30, 2015. On October 21, 2015, Samsung filed a fourth amended complaint. On November 4, 2015, the defendants filed a motion to dismiss. The motion is currently under submission. Discovery remains stayed until after completion of the pleading stage.

Federal Antitrust Class Action Against SanDisk, et al. On March 15, 2011, a putative class action captioned Oliver v. SD‑3C LLC, et al was filed in the U.S. District Court for the Northern District of California (the “District Court”) on behalf of a nationwide class of indirect purchasers of SD cards alleging various claims against the Company, SD‑3C, LLC (“SD‑3C”), Panasonic Corporation, Panasonic Corporation of North America, Toshiba and Toshiba America Electronic Components, Inc. under federal antitrust law pursuant to Section 1 of the Sherman Act, California antitrust and unfair competition laws, and common law. The complaint seeks an injunction of the challenged conduct, dissolution of “the cooperation agreements, joint ventures and/or cross-licenses alleged herein,” treble damages, restitution, disgorgement, pre- and post-judgment interest, costs, and attorneys’ fees. The plaintiffs allege that the Company (along with the other members of SD‑3C) conspired to artificially inflate the royalty costs associated with manufacturing SD cards in violation of federal and California antitrust and unfair competition laws, which in turn allegedly caused the plaintiffs to pay higher prices for SD cards. The allegations are similar to, and incorporate by reference the complaint in the Samsung Electronics Co., Ltd. v. Panasonic Corporation; Panasonic Corporation of North America; and SD‑3C LLC described above. On May 21, 2012, the District Court granted the defendants’ motion to dismiss the complaint with prejudice. The plaintiffs appealed. On May 14, 2014, the appeals court issued a decision reversing the District Court’s dismissal on statute of limitations grounds and remanding the case to the District Court for further proceedings. The appeals court denied the defendants’ petition for rehearing and issued its mandate to send the case back to the District Court. On December 1, 2014, the defendants filed a petition for writ of certiorari with the U.S. Supreme Court, which the U.S. Supreme Court subsequently denied. On February 3, 2015, the plaintiffs filed a second amended complaint in the District Court. On February 27, 2015, the defendants filed a motion to dismiss, which the District Court granted, with leave to amend, on September 30, 2015. On November 4, 2015, the plaintiffs filed a third amended complaint. On November 25, 2015, the defendants filed a motion to dismiss which is pending. Discovery remains stayed until after completion of the pleading stage.

Federal Securities Class Action Against SanDisk et al. Beginning on March 30, 2015, the Company and certain of its officers were named in three putative class action lawsuits filed in the United States District Court for the Northern District of California (Glore v. SanDisk Corp. et al. filed on March 30, 2015; Bowers v. SanDisk Corp. et al. filed on May 6, 2015; City of Sterling Heights General Employees’ Retirement System v. SanDisk Corp. et al. filed on May 27, 2015). Two of the complaints are allegedly brought on behalf of a class of purchasers of the Company’s securities between October 16, 2014 and March 25, 2015, and one is brought on behalf of a purported class of purchasers of the Company’s securities between April 16, 2014 and April 15, 2015. The complaints generally allege violations of federal securities laws arising out of alleged misstatements or omissions by the defendants during the alleged class periods. The complaints seek, among other things, compensatory damages and attorneys’ fees and costs on behalf of the putative classes. On July 9, 2015, the Court consolidated the cases and appointed Union Asset Management Holding AG and KBC Asset Management NV as lead plaintiffs. The lead plaintiffs filed an amended complaint in August 2015. On September 30, 2015, the defendants filed a motion to dismiss. On January 22, 2016, the court granted defendants’ motion and dismissed the amended complaint without prejudice. On February 22, 2016, the court issued an order appointing as new lead plaintiffs Bristol Pension Fund; City of Milford, Connecticut Pension & Retirement Board; Pavers and Road Builders Pension, Annuity and Welfare Funds; the Newport News Employees’ Retirement Fund; and Massachusetts Laborers’ Pension Fund (collectively, the “Institutional Investor Group”). On March 23, 2016, the Institutional Investor Group filed an amended complaint. The defendants filed a motion to dismiss on April 29, 2016.

Merger-Related Shareholder Class Actions. Commencing on November 4, 2015, two alleged stockholders of SanDisk filed putative class actions captioned Michael Cloud v. SanDisk Corp., et al., Case Number 1-15-cv-287706, and Jaromir Koutnak v. Sanjay Mehrotra, et al., Case Number 1-15-cv-288079, each in the Superior Court of the State of California, County of Santa Clara (together, the “California Actions”). The defendants are SanDisk, the members of SanDisk’s board of directors, Western Digital, and Schrader Acquisition Corporation, a wholly owned indirect subsidiary of Western Digital (“Merger Sub”). The complaints in the California Actions allege that SanDisk’s directors breached their fiduciary duties to SanDisk’s stockholders in connection with the merger agreement and the transaction contemplated thereby. Specifically, the complaints allege, among other things, that the proposed merger arises out of a flawed process which resulted in an unfair price for SanDisk’s shares and a failure to maximize stockholder value. The complaints also allege that the terms of the merger agreement will deter other purported interested parties from coming forward with a superior offer. The California Actions further allege that SanDisk, Western Digital, or Merger Sub aided and abetted the SanDisk directors’ breaches of fiduciary duties. On January 26, 2016, the plaintiff in the Cloud action filed an amended complaint. The amended complaint adds allegations that defendants caused Western Digital to file a registration statement that contains misleading statements and omits other information about the proposed transaction. The plaintiffs seek, among other things, an order enjoining defendants from consummating the proposed merger, rescinding the proposed merger if it is consummated, awarding damages, and awarding attorneys’ fees and costs. On February 26, 2016, the plaintiff in the Cloud action voluntarily dismissed his complaint without prejudice. On March 9, 2016, the plaintiff in the Koutnak action voluntarily dismissed his complaint without prejudice. Both cases are now closed.